Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of NanoString Technologies, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: August 21, 2023

Titanite Investment Management LP

Titanite Investment Management GP LLC

Titanite Master Fund Ltd.

By:	/s/ Eric Varma, MD
Name: Eric Varma, MD
Title: Authorized Signatory

/s/ Eric Varma, MD
Eric Varma, MD